Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 7, 2013, with respect to the balance sheet of The GEO Group REIT, Inc. as of November 5, 2013, which is included in this Registration Statement. We consent to the inclusion in the Registration Statement on Form S-4 and related Prospectus of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Miami, Florida

November 7, 2013